SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 12, 1996

                          Commission File Number 1-5581

                                  WATSCO, INC.
- --------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                     FLORIDA
- --------------------------------------------------------------------------------
                  (State or other jurisdiction ofincorporation)


                                   59-0778222
- --------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                            2665 SOUTH BAYSHORE DRIVE
                                    SUITE 901
                          COCONUT GROVE, FLORIDA                    33133

                   (Address of principal executive offices)       (Zip Code)

Registrant's telephone number including area code:              (305) 858-0828

(Former name or former address, if changed since last report)   NOT APPLICABLE

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

   On April 12, 1996, TSSC Acquisition, Inc. ("TSSC Acquisition"), a wholly-owned subsidiary of Watsco, Inc. ("Watsco") and Three States Supply Co., Inc. ("Three States") and UIS, Inc. (the parent company of Three States), completed a transaction pursuant to an Asset Purchase Agreement (the "Agreement") whereby TSSC Acquisition purchased the accounts receivable, inventory, fixed assets, certain other operating assets and business from Three States and assumed certain of its liabilities (such net amount of assets purchased and liabilities assumed is referred to herein as the "Net Assets").

   The purchase price for the Net Assets (expected to be approximately $14 million) is equal to the audited book value of the Net Assets at the closing date (April 12, 1996), as determined in accordance with generally accepted accounting principles. A cash payment of $13.7 million was made to Three States as a preliminary payment of the purchase price. The final determination of the purchase price will be made based on an audit of the Net Assets and a final payment will be made by or to Three States, as applicable. Payment of the purchase price is being made out of a portion of the net proceeds from a public offering of Watsco's Common Stock completed on March 8, 1996.

   TSSC Acquisition acquired real property and buildings as well as other operating assets used by Three States in connection with its wholesale distribution operations. TSSC Acquisition intends to use such assets in a manner consistent with the historical operations of Three States.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS                              PAGE NO.

(a) Financial statements of Three States Supply Co., Inc.:

      Report of Independent Certified Public Accountants                   5

      Balance Sheet as of December 31, 1995                                6

      Statements of Income and Retained Earnings for the
      years ended December 31, 1995 and 1994                               7

      Statements of Cash Flows for the years ended                         8
      December 31, 1995 and 1994

      Notes to Financial Statements                                       9-11

(b)  Unaudited pro forma condensed consolidated financial statements:

     (i)   Unaudited Pro Forma Condensed Consolidated Balance Sheet as of   12
           December 31, 1995 giving effect to the Three States acquisition as if it had been consummated on December 31, 1995

     (ii) Unaudited Pro Forma Condensed Consolidated Income Statements 13-14 13-14 for the Years Ended December 31, 1995 and 1994 giving effect to the acquisition of Three States as if it had been consummated on January 1, 1995 and 1994, respectively

     (iii) Notes to Unaudited Pro Forma Condensed Consolidated
           Financial Statements                                             15

(c) Exhibits:

   10.19.  Asset Purchase Agreement dated March 27, 1996 by and among    16-53
           TSSC Acquisition, Inc., Three States Supply, Co., Inc. and
           UIS, Inc.

                                   SIGNATURES

   Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     WATSCO, INC.

                                                     By: /s/ RONALD P. NEWMAN
                                                         -----------------------
                                                     Ronald P. Newman
                                                     Vice President - Finance

Date:  April 19, 1996

ITEM 7(a)

                          THREE STATES SUPPLY CO., INC.

                          ( A SUBSIDIARY OF UIS, INC.)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Three States Supply Co., Inc.
Memphis, Tennessee

   We have audited the accompanying balance sheets of Three States Supply Co., Inc. (a subsidiary of UIS, Inc.) as of December 31, 1995 and the related statements of income and retained earnings and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Three States Supply Co., Inc. as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

RHEA & IVY, PLC

Memphis, Tennessee
February 5, 1996, except for the
   matter discussed in Note 8 as to
   which the date is April 12, 1996.

                          THREE STATES SUPPLY CO., INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1995
                        (In thousands, except share data)

                                     ASSETS

Current assets:
   Cash                                                      $   903
   Accounts receivable, less an allowance for
     doubtful accounts of $52                                  6,117
   Notes receivable                                               52
   Inventories                                                 5,075
   Prepaid expenses                                               28
   Deferred income taxes                                          88
                                                             -------
     Total current assets                                     12,263
                                                             -------
Property and equipment:
   Land                                                          283
   Buildings and leasehold improvements                        1,434
   Machinery and equipment                                     4,271
                                                             -------
                                                               5,988
   Less-Accumulated depreciation                               3,242
                                                             -------
                                                               2,746
                                                             -------
Other assets                                                       5
                                                             -------
                                                             $15,014
                                                             =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                          $ 2,430
   Accrued compensation and other expenses                       810
   Income taxes payable                                          907
   Due to parent company                                         583
                                                             -------
     Total current liabilities                                 4,730
                                                             -------
Deferred income taxes                                            171
Commitments (Note 6)
Shareholders' equity
   Common stock - authorized, 20,000 shares of $10.00
     par value; issued and outstanding, 1,000 shares              10
   Retained earnings                                          10,103
                                                             -------
     Total shareholders' equity                               10,113
                                                             -------
                                                             $15,014
                                                             =======

         The accompanying notes to financial statements are an integral part of this balance sheet.

                          THREE STATES SUPPLY CO., INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (In thousands)

                                             1995      1994
                                          -------   -------

Net sales                                 $47,314   $44,941
Cost of sales                              35,827    34,688
                                          -------   -------
   Gross profit                            11,487    10,253
                                          -------   -------
Operating expenses:
   Shipping and warehousing                 3,143     3,050
   Selling                                  2,537     2,511
   Administrative and general               2,864     2,813
                                          -------   -------
                                            8,544     8,374
                                          -------   -------
Income before income taxes                  2,943     1,879
                                          -------   -------
Income taxes
   Currently payable
     Federal                                  908       592
     State                                    185       131
                                          -------   -------
       Total current provision              1,093       723
     Deferred provision                        63        15
                                          -------   -------
       Total provision for income taxes     1,156       738
                                          -------   -------
Net income                                  1,787     1,141
Retained earnings, beginning of year        8,316     7,175
                                          -------   -------
Retained earnings, end of year            $10,103   $ 8,316
                                          =======   =======

         The accompanying notes to financial statements are an integral part of these statements.

                          THREE STATES SUPPLY CO., INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (In thousands)

                                                                          1995       1994
                                                                        -------    -------
Cash flows from operating activities:
Net income                                                              $ 1,787    $ 1,141
                                                                        -------    -------
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                                          568        531
     Provision for deferred income taxes                                     63         15
     Gain on disposal of property                                           (13)       (27)
     Cash provided by (used in) changes in
     assets and liabilities:
       Accounts receivable                                                 (572)      (674)
       Notes receivable                                                     (52)        17
       Prepaid expenses                                                      19          5
       Inventories                                                        1,588       (332)
       Accounts payable                                                   1,292       (470)
       Other accrued expenses                                                95        129
       Income taxes payable                                                 314        104
                                                                        -------    -------
         Total adjustments                                                3,302       (702)
                                                                        -------    -------
       Net cash provided by operating activities                          5,089        439
                                                                        -------    -------
Cash flows from investing activities:
   Purchases of property and equipment                                     (509)      (804)
   Proceeds from sale of property and equipment                              12         54
                                                                        -------    -------
       Net cash used in investing activities                               (497)      (750)
                                                                        -------    -------
Cash flows from financing activities:
   Advances from parent company                                           1,593      1,034
   Repayments of advances from parent company                            (5,637)      (500)
                                                                        -------    -------
       Net cash provided by (used in) financing activities               (4,044)       534
                                                                        -------    -------
Net increase in cash                                                        548        223
Cash, beginning of year                                                     355        132
                                                                        -------    -------
Cash, end of year                                                       $   903    $   355
                                                                        =======    =======

Supplemental disclosure of cash flow information:
   State income taxes paid                                              $   122    $   137
                                                                        =======    =======

         The accompanying notes to financial statements are an integral part of these statements.

                          THREE STATES SUPPLY CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

NOTE (1) - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Three States Supply Co., Inc., a Tennessee corporation (hereinafter referred to as the "Company"), is a 99.8% owned subsidiary of UIS, Inc. The Company is engaged in the wholesale distribution of supplies used primarily in air conditioning and heating systems and operates in the mid-south primarily through its branch locations in Memphis and Nashville, Tennessee; Jackson, Mississippi; Huntsville, Alabama; Little Rock and Fort Smith, Arkansas; and St. Louis, Missouri. Credit is granted to customers after an extensive credit review.

   A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

   Use of Estimates -

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Inventories -

   Inventories are stated at the lower of cost or market; cost is determined using the last-in, first-out (LIFO) method as more fully described in Note 2.

   Depreciation and Amortization

   Depreciation of property and equipment is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, using the straight line method. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Depreciation and amortization expense was $568,000 and $531,000 in 1995 and 1994, respectively.

   The useful lives of property and equipment for purposes of computing depreciation and amortization are:

         Buildings and leasehold improvement                  5 - 20 years
         Machinery and equipment                              3 - 10 years

   Income Taxes -

   The taxable income of the Company is included in the consolidated federal income tax return of its parent and, accordingly, taxes are reported using the separate return method under a tax sharing agreement with the parent. The provision is based on using a 35% income tax rate.

   The Company files state income tax returns separately from its parent.

NOTE (2) - EFFECT OF LIFO INVENTORY ON OPERATIONS

   Inventories are stated at the lower of cost, determined by the last-in, first-out (LIFO) method, or market. If the first-in, first-out (FIFO) method had been used for all inventories, inventories would have been increased by $2,389,000 at December 31, 1995, and cost of sales would have been decreased by $9,000 and $394,000 in 1995 and 1994, respectively. The effect of LIFO inventory decrements for the year ended December 31, 1995 was to reduce cost of sales by approximately $239,000. A summary of inventory at December 31, 1995 is as follows (in thousands):

                  Inventories at FIFO                  $ 7,464
                  LIFO reserve                          (2,389)
                                                       -------
                  Inventories at LIFO                  $ 5,075
                                                       =======

NOTE (3) - SAVINGS AND INVESTMENT PLAN

   The Company maintains a defined contribution and savings and investment plan whereby employees can elect to contribute up to 10% of their gross earnings to the plan on a pre-tax basis. The Company, at its discretion, may match 50% of the employees' contributions of up to 5% of the employees' gross earnings (as defined in the plan). The Company has elected to match the maximum allowable under the plan, and contributions of $60,000 have been provided for in the accompanying financial statements for 1995 and 1994.

NOTE (4) - DUE TO PARENT COMPANY

   This amount represents cash advances to the Company from the parent company and is non-interest bearing.

NOTE (5) - INCOME TAXES

   Deferred income taxes have been provided for temporary differences in income tax and financial statement reporting of accumulated depreciation, allowance for doubtful accounts and inventory capitalization. The net deferred income tax assets and liabilities presented in the accompanying 1995 balance sheet consist of the following (in thousands):

                                                CURRENT        LONG-TERM
                                                -------        ---------
                  Deferred tax assets             $88          $      -
                  Deferred tax liabilities          -              (171)
                                                  ---          --------
                    Net                           $88             $(171)
                                                  ===          ========

   Management believes that it is more likely than not that the deferred tax assets will be utilized, accordingly, no valuation allowance has been recorded.

   The provisions for income taxes computed at the federal statutory rate differ primarily due to state income taxes.

NOTE (6) - COMMITMENTS

   The Company conducts a portion of its operations from leased warehouses. The following is a schedule by year of future minimum rental payments under non-cancelable operating leases (in thousands):

         Years ending December 31,
                  1996                                    $331
                  1997                                     316
                  1998                                     213
                  1999                                      25
                                                          ----
         Total minimum payments                           $885
                                                          ====

   Rent expense for leased facilities in 1995 and 1994 totaled $377,000 and $365,000, respectively.

NOTE (7) - CONCENTRATIONS OF CREDIT RISK

   On December 31, 1995, the Company had concentrations of credit risk in the form of cash deposits maintained with financial institutions in excess of federally insured amounts.

NOTE (8) - SUBSEQUENT EVENT

   In April 1996, the parent completed the sale of certain of the net assets and business of the Company to TSSC Acquisition, Inc., a wholly-owned subsidiary of Watsco, Inc. The accompanying financial statements do not include the effects, if any, on the carrying amount of assets and liabilities relative to the transaction contemplated in asset purchase agreement.

ITEM 7(b)(i)

                          WATSCO, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                              THREE      PRO FORMA         PRO FORMA
                                                WATSCO        STATES    ADJUSTMENTS         COMBINED
                                              ---------     ---------   -----------        ----------
ASSETS                                                                  Dr. (Cr.)
Current assets:
   Cash and cash equivalents                  $  3,751       $   903    $   (903) (2)       $  3,751
   Marketable securities                           267             -                             267
   Accounts receivable, net                     43,564         6,169                          49,733
   Inventories                                  59,724         5,075       2,389  (2)         67,188
   Prepaid expenses and other current assets     5,073           116         (88) (2)          5,101
                                              --------       -------    --------            --------
     Total current assets                      112,379        12,263       1,398             126,040
                                              --------       -------    --------            --------
Property, plant and equipment, net              11,286         2,746                          14,032
Intangible assets, net                          16,995             -         100  (2)         17,095
Other assets                                     4,224             5                           4,229
                                              --------       -------    --------            --------
                                              $144,884       $15,014    $  1,498            $161,396
                                              ========       =======    ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term obligations   $  2,455       $     -                        $  2,455
   Short-term promissory notes                   4,250             -                           4,250
   Borrowings under revolving credit
     agreements                                 40,185             -                          40,185
   Due to parent                                     -           583    $    583  (2)              -
   Accounts payable                             17,229         2,430                          19,659
   Accrued liabilities                           7,091         1,717       1,717  (2)          7,091
                                              --------       -------    --------            --------
     Total current liabilities                  71,210         4,730       2,300              73,640
                                              --------       -------    --------            --------
Long-term obligations:
   Bank and other debt                           3,818             -                           3,818
   Subordinated note                             2,500             -                           2,500
                                              --------       -------                        --------
                                                 6,318             -                           6,318
                                              --------       -------                        --------
Deferred income taxes                              978           171         171  (2)            978
Minority interests                              12,622             -                          12,622

Shareholders' equity:
   Common Stock                                  2,401            10          10  (2)          2,740
                                                                            (339) (4)
   Class B Common Stock                            740             -                             740
   Paid-in capital                              19,479             -     (13,743) (4)         33,222
   Retained earnings                            31,136        10,103      10,103  (2)         31,136
                                              --------       -------    --------            --------
     Total shareholders' equity                 53,756        10,113      (3,969)             67,838
                                              --------       -------    --------            --------
                                              $144,884       $15,014    $ (1,498)           $161,396
                                              ========       =======    ========            ========

      The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

ITEM 7 (b)(ii)

                          WATSCO, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE           PRO FORMA      PRO FORMA
                                                WATSCO           STATES         ADJUSTMENTS     COMBINED
                                               --------         -------         -----------     ---------
                                                                                  Dr. (Cr.)
Revenues                                       $331,008         $47,314                         $378,322
Cost of sales                                   257,710          35,827            $(9) (3)      293,528
                                               --------         -------            ---          --------
Gross profit                                     73,298          11,487             (9)           84,794
Selling, general and
   administrative expenses                       55,288           8,544              3  (2)       63,835
                                               --------         -------            ---          --------
Operating income                                 18,010           2,943             (6)           20,959
                                               --------         -------            ---          --------
Other income (expense):
   Investment income, net                           281               -                              281
   Interest expense                              (4,221)              -                           (4,221)
                                               --------         -------                         --------
                                                 (3,940)              -                           (3,940)
                                               --------         -------                         --------
Income before income taxes
   and minority interests                        14,070           2,943             (6)           17,019
Income taxes                                     (5,234)         (1,156)             2  (5)       (6,392)
Minority interests                               (1,586)              -                           (1,586)
                                               --------         -------            ---          --------
Net income                                     $  7,250         $ 1,787            $(4)         $  9,041
                                               ========         =======            ===          ========
Earnings per share:
   Primary                                        $1.08                                            $1.23
                                                  =====                                            =====
   Fully diluted                                  $1.04                                            $1.18
                                                  =====                                            =====

Weighted average shares outstanding:
   Primary                                        6,582                            678  (4)        7,260
                                                  =====                            ===             =====
   Fully diluted                                  6,971                            678  (4)        7,649
                                                  =====                            ===             =====

      The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

ITEM 7 (b)(ii)

                          WATSCO, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE          PRO FORMA      PRO FORMA
                                                WATSCO          STATES        ADJUSTMENTS     COMBINED
                                               --------         -------       -----------     ---------
                                                                                Dr. (Cr.)
Revenues                                       $283,731         $44,941                       $328,672
Cost of sales                                   220,519          34,688          $(394) (3)    254,813
                                               --------         -------          -----        --------
Gross profit                                     63,212          10,253           (394)         73,859
Selling, general and
   administrative expenses                       48,169           8,374              3  (2)     56,546
                                               --------         -------          -----        --------
Operating income                                 15,043           1,879           (391)         17,313
                                               --------         -------          -----        --------
Other income (expense):
   Investment income, net                           140               -                            140
   Interest expense                              (3,155)              -                         (3,155)
                                               --------         -------                       --------
                                                 (3,015)              -                         (3,015)
                                               --------         -------                       --------
Income before income taxes
   and minority interests                        12,028           1,879           (391)         14,298
Income taxes                                     (4,630)           (738)           149  (5)     (5,517)
Minority interests                               (1,636)              -                         (1,636)
                                               --------         -------          -----        --------
Net income                                     $  5,762         $ 1,141          $(242)       $  7,145
                                               ========         =======          =====        ========

Earnings per share:
   Primary                                         $.89                                          $1.00
                                                   ====                                          =====
   Fully diluted                                   $.87                                          $ .97
                                                   ====                                          =====

Weighted average shares outstanding:
   Primary                                        6,326                            678  (4)      7,004
                                                  =====                            ===           =====
   Fully diluted                                  6,646                            678  (4)      7,324
                                                  =====                            ===           =====

      The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

ITEM 7(b)(iii)

                          WATSCO, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

(1) The Unaudited Pro Forma Condensed Consolidated Financial Statements gives effect to the purchase by TSSC Acquisition, Inc., a wholly owned subsidiary of Watsco, Inc. ("Watsco") of certain assets and the assumption of certain liabilities of Three States Supply Co., Inc. ("Three States"). The pro forma information is based on the historical financial statements of Watsco and Three States. The acquisition will be accounted for under the purchase method of accounting.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements may not necessarily be indicative of the results that would actually have been obtained had the acquisition of Three States occurred on the dates indicated or which may be obtained in the future. In the opinion of the Company's management, all adjustments necessary to present fairly such Unaudited Pro Forma Condensed Consolidated Financial Statements have been included. The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes of Watsco and Three States.

(2) Represents the estimated purchase price for Three States determined as follows (in thousands):

              Net assets of Three States                        $10,113
              Write-up of inventories to fair market value        2,389  (3)
              Assets not purchased                                 (991)
              Liabilities not assumed                             1,888
              Due to parent not assumed                             583
              Payment of acquisition expenses                       100
                                                                -------
                Pro forma purchase price                        $14,082
                                                                =======

     Goodwill (representing acquisition expenses incurred in the transaction) will be amortized over a 40 year period.

(3) The inventories included in the historical financial statements of Three States are stated under the last-in, first-out method. Subsequent to the acquisition of Three States, such inventory amounts will be stated by Watsco based on the first-in, first-out (FIFO) method. These amounts represent an adjustment to the cost of sales using the FIFO method as if Three States valued inventories under the FIFO method as of the beginning of each year presented in the accompanying pro forma condensed consolidated financial statements.

(4) In March 1996, Watsco completed the sale of 1,570,000 shares of Common Stock receiving net proceeds of $32,609,000. A portion of the proceeds will be used in the acquisition of Three States. The pro forma number of shares, based on the pro forma purchase price and the net proceeds per share of $20.77 realized upon such sale of Common Stock, is 677,997 and 789,889 in 1995 and 1994, respectively.

     Watsco intends to use the remaining proceeds from the sale of its Common Stock to fund other potential acquisitions, to reduce debt and for general corporate purposes.

(5)  Represents pro forma income taxes at a blended statutory rate of 38%.